Exhibit 4.20

Execution Version

FIRST AMENDMENT TO THE INVESTMENT AGREEMENT

ENTERED INTO

BY AND AMONG

FUNDO MÚTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS STRATUS GC III,

AMYRIS BIOTECHNOLOGIES, INC.,

AMYRIS BRASIL S.A.

AND, AS INTERVENING PARTY,

STRATUS INVESTIMENTOS LTDA.

JULY 5, 2010

Execution Version

FIRST AMENDMENT TO THE INVESTMENT AGREEMENT

This First Amendment to the Investment Agreement (this “Amendment”) is executed on July 5, 2010, by the following parties (all of them, collectively, the “Parties” and individually, a “Party”):

(1)    FUNDO MÚTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS STRATUS GC III (“Stratus”), a fund duly authorized by CVM according to Ofício nº 2607/06, dated November 23, 2006, registered with the CNPJ/MF under nº 08.083.268/0001-46, herein represented by Stratus Gestão de Carteiras Ltda. (“SGC”), a company incorporated and existing under the laws of Brazil, with head offices in the city of São Paulo, State of São Paulo, at Rua Funchal, 129, 13th floor, suite B, Vila Olímpia, registered with the CNPJ/MF under nº 09.238.656/0001-11, authorized by CVM for the rendering of management of portfolio services, according to Ato Declaratório nº 9.808, dated April 28, 2008, herein represented in according with its regulations;

(2)    AMYRIS BIOTECHNOLOGIES, INC., a company incorporated and existing under the laws of the State of California, United States of America, with head offices at 5980 Hollis Street, Suite 100, Emeryville, California 94608, herein represented by its undersigned representatives (“ABI”);

(3)    AMYRIS BRASIL S.A., a company incorporated and existing under the laws of Brazil, with head offices in the city of Campinas, State of São Paulo, at Rua James Clerk Maxwell, nº 315, Techno Park, CEP 13069-380, registered with the CNPJ/MF under nº 09.379.224/0001-20, herein represented by its undersigned representatives (“AB” or the “Company”); and, as intervening party;

(4) Stratus Investimentos Ltda., Stratus’s administrator (administradora), a company incorporated and existing under the laws of Brazil, with head offices in the city of São Paulo, State of São Paulo, at Rua Funchal, 129, 13th floor, suite B, Vila Olímpia, registered with the CNPJ/MF under nº 02.263.285/0001-89, herein represented by its undersigned representatives (“SIL”).

RECITALS

(A) WHEREAS the Parties entered into an Investment Agreement dated December 22, 2009 (the “Investment Agreement”) with the scope of establishing the terms and conditions of the investments to be made in the Company by ABI and the Investors (as such term is defined in the Investment Agreement);

Execution Version

(B)    WHEREAS ABI and AB, with the consent of the other Parties, no longer intend to enter into a transaction for acquisition of forty percent (40%) of the Usina Boa Vista S.A. equity stake, as ABI, AB and São Martinho S.A., the ultimate parent company of Usina Boa Vista, have restructured their proposed relationship to center around the formation of a joint venture between AB and Usina São Martinho S.A. related to Usina São Martinho (“Project”);

(C)    WHEREAS, however, the Parties expect to invest at least the same amount of the proceeds that were to be invested in the acquisition of Usina Boa Vista S.A. to finance the capital obligations undertaken by Amyris in connection with the construction of a farnesene production facility, as provided for in the Joint Venture Agreement (“Joint Venture Agreement”) entered into between ABI, AB and Usina São Martinho S.A.;

(D)    WHEREAS the Parties decided to amend the Investment Agreement as to reflect the new situation described on (B) above and certain other matters agreed upon by the Parties;

The Parties hereby agree by mutual and common consent to amend the Investment Agreement as follows:

1.	Definitions

1.1    The Parties agree to amend Section 1.1 of the Agreement, in order to modify the following definitions contained therein.

“AB Post-Money Valuation” means the sum of (i) the AB Pre-Money Valuation, (ii) the ABI Cash Contribution, (iii) the ABI SMA Project Contribution and (iv) the Investors Cash Contribution.”

“AB Pre-Money Valuation” means R$ 180,000,000 (one hundred and eighty million Brazilian Reais) which represents the value of the Company, agreed on by the Parties, after the ABI Technology Contribution and before the ABI Cash Contribution, the ABI SMA Project Contribution and the Investors Cash Contribution.

“Shares” shall mean (i) the shares of capital stock of AB held by ABI as of the Effective Date, (ii) the shares of capital stock of AB to be issued to ABI hereunder in consideration of the ABI Cash Contribution and ABI SMA Project Contribution, as the case may be, and (iii) the shares of capital stock of AB to be issued to the Investors hereunder in consideration of the Investor Cash Contribution.

Execution Version

“Total Contribution Amount” means that amount equal to (i) the ABI Cash Contribution, plus (ii) the value of the SMA Project Contribution made in the form of equity investment, and (iii) the Investors Cash Contribution.

1.2    The Parties agree to exclude the following definitions from Section 1.1 of the Agreement and accordingly agree to exclude all references to such definitions contained throughout the Agreement: “ABI Additional Contributions”, “ABI Mill Contribution”, “Usina Boa Vista” and “Usina Boa Vista Investment Amount”.

1.3    The Parties agree to include the following definition in the Section 1.1 of the Agreement, which shall replace the excluded definition Mill Contribution as applicable:

“ABI SMA Project Contribution” means the amount of at least fifty (50) million reais ABI intends to invest in AB, in order to finance the capital obligations undertaken by Amyris in connection with the construction of a farnesene production facility, as provided for in the Joint Venture Agreement entered into between ABI, AB and Usina São Martinho S.A.;

2.	Mill Contribution

2.1    Due to the fact that the Parties no longer expect ABI to make the Mill Contribution, but expect ABI to make the SMA Project Contribution in the form of debt or equity and within a timeframe that would fit the joint venture capital needs, instead of on a fixed date, the parties decide to amend Sections 3.4 and 4.1 of the Agreement, which shall, from now on, read as follows:

“3.4 ABI SMA Project Contribution

ABI hereby agrees to make the ABI SMA Project Contribution in accordance with the Joint Venture Agreement and as necessary to timely meet the Project’s capital needs, provided that the ABI SMA Project Contribution shall be in any case made by ABI before December 31st, 2010.

The Parties hereby agree to take all measures necessary to cause such ABI SMA Project Contribution to be made and accepted, including, without limitation, the Extraordinary General Meetings of Shareholders of AB and Board of Directors Meetings of AB to authorize and approve the capital increases to be subscribed by ABI, at the AB Share Price, and to be paid in through such contribution, in the case it is to be made by equity investment, or to approve the loans from ABI to AB, in the case the contribution is to be made in the form of debt.

Execution Version

(…)

4.1    ABI and the Investors agree that (a) R$ 40,000,000 (forty million Brazilian Reais) of the proceeds raised through the ABI Cash Contribution and Investors Cash Contribution, and (b) the full amount of the ABI SMA Project Contribution shall be used in the financing of the Project’s capital needs.”

2.1.1    Further to the amendments above provided for, the Parties decide to delete Section 4.2, Section 5.2(vi), the phrase “and the ABI Mill Contribution” from the last sentence of Section 9.5, and (v) Exhibit 3 of the Investment Agreement.

2.2    The Parties agree and acknowledge that, in view of the new terms agreed on Section 2. above, AB and ABI are no longer caused to make the ABI Mill Contribution and at no circumstance should be considered to be in default to any of its undertakings under the Investment Agreement for not doing so.

2.2.1    The Parties agree that the ABI SMA Project Contribution shall be made either in equity of by means of convertible debt.

2.2.2    In the case the Shares held by the Investors are not converted into shares of ABI common stock, pursuant to Section 7.1 or to Sections 7.2 and 7.3 of the Shareholders Agreement, by July 30, 2011, ABI will cause contributions made to AB in the form of debt up to at least R$ 50 million (50 million reais) to be converted into shares of AB capital stock of AB to be held by ABI (capitalization of debt).

2.2.3    Upon conversion of the Shares held by the Investors pursuant to Section 7.1 or to Sections 7.2 and 7.3 of the Shareholders Agreement, at any date before by July 30, 2011, the obligation provided for in Section 2.2.2 above shall cease to be binding upon ABI, which will no longer be required to convert any amounts contributed to AB in the form of debt to be converted into ABI stock.

2.2.4    ABI agrees that no amount contributed in the form of debt pursuant to Section 2.2.1 above, or any principal, interests or other remuneration accrued in connection therewith, shall be repaid to ABI before either (a) the conversion of the Shares pursuant to Section 7.1 or to Sections 7.2 and 7.3 of the Shareholders Agreement or, (b) the payment of

Execution Version

the Minimum Investor’s Return pursuant to Section 5.8 of the Shareholders Agreement, whichever happens first.

3.	Election of a Chief Operational Officer.

3.1     Given that Mr. Mauro Pini França was hired as Senior Vice President of Engineering, the Parties agree that the Company’s board of directors shall no longer be required to appoint a chief operational officer (“Diretor de Operações”). Therefore, section 3.3.8 of the Investment Agreement shall be amended accordingly and henceforth read as follows:

“3.3.8 Election of Management

The Shareholders shall elect the board of directors of the Company within 30 (thirty) days as from the date hereof, in accordance with the Shareholders’ Agreement. The Shareholders shall then require the directors to elect a chief executive officer (“Diretor Presidente”) by June 30, 2010.”

4.	Ratification.

All provisions of the Investment Agreement that have not been expressly amended or modified by this Amendment shall remain in full force and effect, pursuant to the terms thereof.

5.	Language.

This Amendment shall be executed in the English and Portuguese languages, provided that the English version shall prevail, including in arbitration, and excluding when in proceedings before Brazilian courts, in which the Portuguese version shall prevail.

IN WITNESS WHEREOF, this Amendment is executed in 4 (four) counterparts of the same form and content, in the City of São Paulo, State of São Paulo, Brazil, on July 5, 2010.

(Signature page below)

Execution Version

(Signature page of the First Amendment to the Investment Agreement, dated July 5, 2010)

PARTIES:

FUNDO MÚTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS STRATUS GC

III BY ITS MANAGER STRATUS GESTÃO DE CARTEIRAS LTDA.

AMYRIS BIOTECHNOLOGIES, INC.

AMYRIS BRASIL S.A.

STRATUS INVESTIMENTOS LTDA.

WITNESSES:

1.________________________________________________	2.____________________________________________
Name:	Name:

RG:	RG:

CPF/MF:	CPF/MF: